EXHIBIT 2.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

OmniaLuo, Inc.

First:	The name of this Corporation is OmniaLuo, Inc.

Second:
Its registered office in the State of Delaware is to be located at Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, County of New Castle. The Registered Agent in charge thereof is The Corporation Trust Company.

Third:	The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Fourth:	(a) The total number of shares of stock which the Corporation shall have authority to issue is 50,000,000 shares of which:

(i) 40,000,000 shares shall be designated as Common Stock, par value $0.01 per share; and

(ii)  10,000,000 shares shall be designated as Preferred Stock, par value $0.01 per share.

(b) The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock of one or more series, with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, and as are not stated and expressed in the Certificate of Incorporation of the Corporation, or any amendment thereto, including (but without limiting the generality of the foregoing) the following:

(i) the number of shares constituting such series and the distinctive designation of such series;

(ii) the dividend rate, if any, of such series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or of any other series of capital stock, and whether such dividends shall be cumulative or noncumulative;

(iii)  whether the shares or such series shall be subject to redemption by the Corporation, and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

(iv) the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

(v) whether the shares of such series shall be convertible into or exchangeable for shares of any other class or classes of capital stock of the Corporation, and, if provision be made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange;

(vi) whether such series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights;

(vii)  the restrictions, if any, on the issue or reissue of any additional Preferred Stock; and

(viii)  the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of such series.

Fifth:	The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

Sixth:
No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Sixth shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omission of such director prior to such amendment.

IN WITNESS WHEREOF, the Board of Directors of Wentworth II, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by Zheng Luo, its Chief Executive Officer, as of November 16 2007. The undersigned acknowledges pursuant to Section 103 of the General Corporation Law of the State of Delaware that she executes this Certificate as the free act and deed of Wentworth II, Inc. and that all facts stated herein are true.

WENTWORTH II, INC.

By:______________________________

Zheng Luo

Its Chief Executive Officer